Consent of Independent Auditors







The Board of Directors and Shareholders
Princor Government Securities Income Fund, Inc.


We consent to the reference to our firm under the captions "Financial Highlights" and "Additional Information - Financial Statements" in each of the Prospectuses in Part A and "Financial Statements" in Part B and to the incorporation by reference in Part B of our report dated November 26, 1997 on the financial statements and financial highlights of Princor Government Securities Income Fund, Inc. in this Post Effective Amendment No. 24 to Form N-1A Registration Statement under the Securities Act of 1933 (Registration No. 2-95816) and Registration Statement under the Investment Company Act of 1940 (Registration No. 811-4226) of Princor Government Securities Income Fund, Inc.


/s/ Ernst & Young LLP

Des Moines, Iowa
December 22, 1997